STRATEGIC STORAGE TRUST, INC.

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Effective as of September 28, 2013

Strategic Storage Trust, Inc., a Maryland corporation (the "Company"), has adopted an amended and restated distribution reinvestment plan (the "DRP"), the terms and conditions of which are set forth below.

1. Distribution Reinvestment. As agent for the stockholders of the Company ("Stockholders") who own shares of the Company's common stock (the "Shares") and who elect to participate in the DRP (the "Participants"), the Company will apply all distributions declared and paid in respect of the Shares held by each participating Stockholder (the "Distributions"), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such participating Stockholders directly, if permitted under state securities laws and, if not, through the dealer manager or participating dealers registered in the participating Stockholder's state of residence ("Participating Dealers").

2. Effective Date. The DRP became effective on the effective date of the Company's initial public offering. The board of directors of the Company initially amended the DRP on September 24, 2009. The board of directors of the Company amended and restated the DRP on February 23, 2012 effective March 28, 2012 and again on September 17, 2013, effective on September 28, 2013. Any amendment or amendment and restatement to the DRP shall be effective as provided in Section 13.

3. Eligibility and Procedure for Participation. Any Stockholder who owns Shares may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the dealer manager or Participating Dealer. The Company may elect to deny a Stockholder participation in the DRP if the Stockholder resides in a jurisdiction or foreign country where, in the Company's judgment, the burden or expense of compliance with applicable securities laws makes the Stockholder's participation impracticable or inadvisable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant's accepted subscription, enrollment or authorization.

Once enrolled, a Participant may continue to purchase stock under the DRP until all of the shares of stock registered have been sold, the Company has terminated a current offering, or the Company has terminated the DRP. A Participant can choose to have all or a portion of distributions reinvested through the DRP. A Participant may also change the percentage of distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. Any election to increase a Participant's level of participation must be made through a Participating Dealer or, if purchased other than through a Participating Dealer, through the Company's dealer manager. Shares will be purchased under the DRP on the date that Distributions are paid by the Company.

4. Suitability. The Company requests that each Participant notify the Company in the event that, at any time during his participation in the Plan, there is any material change in the Participant's financial condition, as compared to information previously provided to the stockholder's broker or financial advisors, or inaccuracy of any representation under the subscription agreement for the Participant's initial purchase of Securities. A material change shall include any anticipated or actual material decrease in net worth or annual gross income, or any other material change in circumstances that may be likely to cause the Participant to fail to meet the minimum income and net worth standards set forth in the Company's prospectus for the Participant's initial purchase of Shares or cause the Participant's broker or financial advisor to determine that an investment in Shares is no longer suitable and appropriate for the Participant.

5. Purchase of Shares. Participants may acquire DRP Shares from the Company until the earliest of (i) the date that all of the DRP Shares registered have been issued, or (ii) this offering terminates in accordance with Section 13 below. The DRP Share price was determined by the Company's board of directors in its business judgment. The purchase price per share will initially be approximately $10.25. The Company's board of directors may set or change the DRP Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limit as set forth in the Company's charter or otherwise would cause a violation of the share ownership restrictions set forth in the Company's charter.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) Shares registered, or to be registered, with the SEC in an Offering for use in the DRP (a "Registration"), or (b) Shares of the Company's common stock purchased by the Company for the DRP in a secondary market (if available) or on a national securities exchange (collectively, the "Secondary Market").

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be used for purposes of issuing Shares in the DRP. Shares acquired by the Company in any Secondary Market or registered in a Registration for use in the DRP may be at prices lower or higher than the Share price which will be paid for the DRP Shares pursuant to one of the Company's offerings.

If the Company acquires Shares in any Secondary Market for use in the DRP, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company's ability to acquire Shares in any Secondary Market or to make an Offering for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

6. No Commissions or Other Charges. No dealer manager fee and no commissions will be paid with respect to the DRP Shares.

7. Exclusion of Certain Distributions. The board of directors of the Company reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from Distributions that may be reinvested in shares under the DRP.

8. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

9. Stock Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

10. Voting. A Participant may vote all shares acquired through the DRP.

11. Reports. Within 90 days after the end of the Company's fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distribution payments and amounts of Distributions paid during the prior fiscal year.

12. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation for any reason, Distributions paid subsequent to termination will be distributed to the Stockholder in cash.

13. Amendment or Termination of DRP by the Company. The board of directors of the Company may by majority vote (including a majority of the Independent Directors) amend, modify, suspend or terminate the DRP for any reason upon 10 days' written notice to the Participants; provided, however, no such amendment shall add compensation to the DRP or remove the opportunity for a Participant to terminate participation in the plan, as specified above.

14. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant's account. Any limitation of the Company's liability under this Section 14 may be further limited by Section II.G. of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, as applicable. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.